Exhibit 99.1

SB Financial Group, Inc.

Third Quarter 2022 Earnings Results

November 2, 2022, 11:00 AM

CORPORATE PARTICIPANTS

Mark Klein - Chairman, President, & Chief Executive Officer

Anthony Cosentino - Chief Financial Officer

Sarah Mekus - Executive Assistant

SB Financial Group, Inc.
November 2, 2022, 11:00 AM

PRESENTATION

Operator

Good morning, and welcome to the SB Financial Third Quarter 2022 Conference Call and Webcast. I’d like to inform you that this conference call is being recorded and all participants are in listen only mode. We will begin with remarks by management and open the conference to the investment community for questions and answers.

Now I’ll turn the conference over to Sarah Mekus with SB Financial. Please go ahead, Sarah.

Sarah Mekus

Good morning, everyone. I’d like to remind you that this conference call is being broadcast live over the Internet and will be archived and available on our website at ir.yourstatebank.com.

Joining me today are Mark Klein, Chairman, President, and CEO, and Tony Cosentino, Chief Financial Officer. This call may contain forward-looking statements regarding SB Financial’s performance, anticipated plans, operational results, and objectives. Forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied on our call today. We have identified a number of different factors within the forward-looking statements at the end of our earnings release, which you are encouraged to review.

SB Financial undertakes no obligation to update any forward-looking statements except as required by law after the date of this call. In addition to the financial results presented in accordance with GAAP, this call will also contain certain non-GAAP financial measures. A reconciliation of GAAP to non-GAAP measures is included in our earnings release.

I will now turn the call over to Mr. Klein.

Mark Klein

Thank you, Sarah, and good morning, everyone. Thanks for joining Tony Cosentino and me for our third quarter 2022 conference call and webcast.

At a high level, highlights for the quarter include net income $3.3 million, down $761,000, 19% off from the prior year quarter, but would be up 9% when you exclude the PPP program and small OMSR recapture. On a year-to-date basis, net income of $9 million, diluted EPS, $1.27, down from $2.08 EPS last year or a decline of $0.81 per share. Excluding the effects of mortgage lending in both this year and last, EPS would have been up $0.14 per share year-over-year.

Return on EBIT assets, 1.03%, return to equity near 11%, net interest income $10.4 million was up 8.7% from the linked quarter and 4.1% from the prior year. Loan growth and interest rate increases offset our higher funding costs. Loan balances from the linked quarter rose $30 million. When we adjust for PPP balances, loans were up $81.5 million or nearly 10% compared to the prior year. Annualized, our loan growth for the first 9 months of the year was a healthy 16.6%.

Deposits grew from the linked quarter by $14.1 million, but were down nearly $26 million from the prior year. Expenses were down from both the linked quarter by 3.9% and prior year by 7.7%. Mortgage origination volume for the quarter was nearly $69 million and for the trailing 12 months, we’ve now originated $388 million despite the effects of the headwinds of this rapidly rising weight environment. The mortgage business line contributed $6.1 million in core revenue for the first 9 months of this year compared to $16.4 million same period last year, a reduction of 63%. Asset quality metrics remained strong with nonperforming assets at just 40 basis points. And net loan losses for the year now stand at a net recovery of $19,000.

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SB Financial Group, Inc.
November 2, 2022, 11:00 AM

We continue to attribute our success to our continued commitment to our five key strategic initiatives that we’ve talked about for a number of quarters and that’s continuing to diversify our revenue, balancing net interest income and fee-based business lines, more scale, which for us is organic growth. More products and services, more scope, which is more households and more services and cross sells and products in those households. And of course, excellence in our operations through better deployment of technology and course lastly, asset quality.

First, revenue diversity. This quarter, mortgage volume and loan sale gains were down from the prior year, 55% on volume to nearly $69 million and 78% on gains to $876,000. The impact of higher rates is evidence the percentage of mix of volume for the quarter was refinanced at just 11% and purchasing construction of 89%. This compares to the third quarter of last year when the split between refinance volume was 52% and purchase business 48%, and obviously, significantly more balanced. The relationships we have built with realtors over the past decade plus, are paying dividends in this pivot to the purchase market.

Noninterest income decreased to $4 million from the prior year quarter of $6.6 million. The current quarter includes a mortgage servicing recapture of $65,000 compared to a recapture of $248,000 in the third quarter of last year. Noninterest income, the total revenue for the year still remains strong at 33%, but well below our traditional level of near 40%.

Our wealth management team continued to provide stable and consistent revenue in the quarter of $930,000 and continues on pace to deliver annual revenue of $4 million. Despite our well (ph) assets under management, now down $80 million year-to-date, we are still performing better than the MasTec Index as in line with the S&P 500 Index. Clearly, different risk profiles, but our baseline and our decline was 15.4% and the S&P 500 Index down 15.3%, NASDAQ Index down nearly 29%.

Second, initiative more scale. Loan growth in the quarter was quite strong as we were up $30 million from the linked quarter and up $81 million net of PPP from the prior year quarter. All of our regional markets have solid pipelines, and we continue to prospect and call aggressively.

With this quarterly growth noted, we have now grown five of our last six quarters, up over $100 million from $815 million in balances to over $925 million, or 13.4%. We intend to continue to drive organic growth as we enter the commercial arena of one of our newer markets in Indianapolis, Indiana. We feel confident this market is going to be complementary to our higher-touch relationship-based model and has been similar potential to that of our growth markets like Columbus, Fort Wayne, and Finley.

The linked quarter growth in our deposit portfolio was welcome and reflective of the hard work our bankers have executed and reaching out to our current clients and prospects proactively. We continue to see strong competition for funding in each of our markets, both bank and nonbank competition, but we clearly intend to remain relevant in this retail agreement space as we continue to seek lower cost funding to grow our loan book.

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SB Financial Group, Inc.
November 2, 2022, 11:00 AM

Our loan-to-deposit ratio was up again this quarter to 85% and as we enter a bit closer to our historical levels, which would be somewhere in the 90s. The increase of 1.6 percentage points was a result of the increased deposits as mentioned.

Third is our strategy to develop deeper relationships, more scope, more services in those households. As we discussed in prior quarters, the success we garnered in the PPP program enabled us to capture over 200 new relationships and expand on 920 existing one, each driving more scope.

And our SBA strategy, post pandemic is accelerated. This quarter, our SBA business line contributed $125,000 in revenue as we have begun to witness more traction in the demand for 7(a) enhancements. We continue to have high expectations for SBA originations this year and beyond and ones that will drive us to the top quartile of nationwide producers of SBA loans. Although our transition from PPP program to 7(a) program originations this year has been lower than -- slower than we expected. We have originated over $6 million this year to date until the buy-in. I’m happy to report that our pipeline stands at $15 million and as strong as we’ve ever seen since the onset of the pandemic.

All business lines benefited this quarter from continuing to work interdependently by making proactive referrals to one another in different business lines. In fact, today, our bankers have now made over 1,100 referrals to another team leading to nearly 600 close referrals for an incremental additional $57 million in new business. To ensure our culture remains a collaborative one, we recently hired a corporate sales champion to expand key sales initiatives and drive best practices to complement and pending sales strategies associated with our new CRM platform sales force.

Operational excellence, our fourth thing. Our mortgage business line has enabled us to drive noninterest income to clear leading metrics with an average of 40% of total revenue over the last seven years. This success is also reflected in the growth of our service portfolio that now stands at nearly 9,000 households and approximately $1.4 billion and generated $3.4 million in servicing revenue annually.

With the reduction in originated residential salable products and lower gain on sale, we continue to supplement our noninterest income with net interest margin on portfolio products, albeit with some mild duration risk, as we’ve mentioned in prior quarters. However, as the market eventually normalizes, we feel we are well positioned to capitalize on potentially the next wave of refinancing opportunities should they appear.

As such, our expanding -- we are expanding our pay for performance variable base pay MLO staff to deliver something annually near that $460 million average production per year. With individual MLO production declining from an average of approximately $30 million to $15 million today, we continue on our path to identify more producers to deliver that $500 million, from 22 producers at the end of ’21 to 25 last quarter to 27 today.

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SB Financial Group, Inc.
November 2, 2022, 11:00 AM

Our retail staff will continue to complement our first mortgage producer by delivering consumer second mortgages and home equity lines to continue to improve scale. Once again, as I mentioned, expense levels year-over-year and compared to linked quarter declined principally from lower mortgage loan volume and expenses related to that production.

With reduced operational expenses in the business line we discussed last quarter, we continue to have the processing capacity to deliver something near our historical average. Plus when we consider the cross-selling opportunities associated with those 9,000 households through our new CRM platform, we identify a clearer path to potentially greater organic balance sheet growth.

Retail office walk-in activity continues to moderate in the face of a really strong commitment to a more efficient digital delivery channel. As we reported last quarter, we are consolidating much of our daily digital and telephonic client transaction into our new contact center. When we deliver greater clarity on our service level commitments by optimizing our new CRM sales force, as I mentioned, we stand to improve both client intimacy and organic growth potential.

And finally, asset quality. We understand there are a number of uncertainties associated with the economy. However, we have yet to identify any deterioration in our customers’ finance position. While we have not set aside any provision thus far in this year, despite our over $100 million in loan growth, we remain comfortable with our current reserve level due in part to that $5.5 million that we set aside the last couple of years.

Coverage of nonperforming loans, which we feel is a key metric that demonstrates the strength of our portfolio, stood at 313% at the end of the quarter. Our strong underwriting process should continue to pay dividends as we prepare to pivot as the credit cycle matures.

And now Tony will give us a little more detail on our quarterly performance. Tony?

Anthony Cosentino

Thanks, Mark, and good morning, everyone. Again, for the quarter, we had GAAP net income of $3.3 million and then $9 million for the first nine months. Some highlights for the quarter.

Total operating revenue was up 1.5% from the linked quarter, but was down 13.2% for the third quarter of ’21 as headwinds in the mortgage business have been offset by loan growth and improved margins. Loan sales delivered gains of $1 million for mortgage and small business and for the nine months, total loan sale gains have been $4.2 million.

Margin revenue was up $837,000 or 8.7% for the linked quarter. And when we adjust for PPP, loan interest income was higher by $1.3 million from the prior year or 14.7%. In addition, if we adjust operating revenue, remove the impact of PPP and the entire bit mortgage business line, we have positive revenue growth of 19.2% and 16.1% from the linked and prior year quarters, respectively.

As we break down further the third quarter income statement, looking at margin first, the impact of the PPP initiative was minimal in the quarter as we were down to just one remaining credit. However, the year-over-year comparison is still material to our results, while adding just $114,000 to margin in the 2022 first nine months, PPP added $3.3 million for the prior year similar period.

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SB Financial Group, Inc.
November 2, 2022, 11:00 AM

Adjusting average loan yields for both periods would result in a 21 basis point improvement from the prior year and up 36 basis points from the linked quarter. The improvement in the loan yields and the shift ed mix out of cash and securities drove a similar improvement in earning asset yields. With our loan growth of low double digits, funding needs have accelerated in 2022. We have needed to fund that growth with retail deposit offerings at the margin and selective wholesale funding options.

While we plan to allow our investment portfolio to decline over time with scheduled amortization, our expected loan growth will continue to require higher deposits and borrowings for funding. As we look at that funding cost for the third quarter, our deposit cost of funds came in at 31 basis points with the cost of interest-bearing liabilities at 58. This compares to 21 and 39 basis points, respectively, for the linked quarter. From the linked quarter, the beta on our earning asset yield was 32 basis points and the interest-bearing liability was 13. Clearly, competition has intensified for funding, and we expect that deposit and overall funding costs will continue to rise in the coming quarters.

Net interest margin at 3.46% expanded 30 basis points for the linked quarter and compared to the prior year was up 25 basis points and would be up 55 basis points when PPP is excluded. This significant NIM improvement from the linked quarter was driven by a positive change in mix on the asset side of the balance sheet as interest-bearing cash was allocated to loans and deposit levels would have declined.

Year-over-year comparisons for total noninterest income, which was down to 39%, are compromised by the expected decline in mortgage revenue and the impact of the servicing rights we capture. If we look at the quarter and exclude the mortgage gain on sale in the OMS recapture, noninterest income was up over 26% for the prior year with the adjusted growth driven by better customer service fees, higher servicing income, and better swap activity.

Our fee income to average assets was still a strong 1.2% for the quarter and 1.5% for the first nine months of 2022. While down from both the prior year and our historical average, we are still above the 75th percentile of our 65 bank peer group, which, as Mark indicated earlier, revenue diversity is one of our strengths and a key initiative with not only mortgage, but wealth, swaps, and net service fee income we discussed.

As I discussed last quarter, residential gain on sale yields continue to stabilize and came in 2.24% in the quarter and for the year are at 2.32%. This quarter, our sales percentage of originated loans was just 57% and 62% for the year as we’ve done much more portfolio and private client loan originations. These levels continue to be well off from our traditional 85% sale percentage.

Market value of our mortgage servicing rights improved slightly this quarter with a calculated fair value of 114 basis points. This fair value was up 3 basis points for the linked quarter and up 30 basis points in the prior year. We now have a servicing rights balance of $13.5 million and a small remaining temporary impairment of $262,000.

Expenses of $10.4 million were down from both the linked quarter and the prior year, as our volume business declined, expense levels move in concert. However, our revenue reduction of 13.2% from the prior year was nearly double our expense decline of 7.7%. But if we compare that in the linked quarter, revenue growth was 1.5%, while expenses declined 3.9%. We expect that revenue growth will continue to improve quarter-over-quarter with better margins, while expenses will be at or slightly lower in the $10.4 million level from this quarter.

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SB Financial Group, Inc.
November 2, 2022, 11:00 AM

As we turn to the balance sheet, loan outstandings at September 30 stood at $925 million or 71% of total assets, which compares to 63% at the prior year. The third quarter saw another significant mix shift within our earning assets as cash and securities declined by over $24 million from the linked quarter, while loans grew $30 million, and deposits grew $14 million.

Our loan-to-deposit ratio ended the quarter up over 9 percentage points from the prior year. Historically, we have limited our investment portfolio to allow for higher loan growth, but we have moved from less than 10% of our assets in bonds at December of 2019 to the current 19% and as our excess cash was invested. We were cognizant to remain shorter duration and focus on cash flow instead of yield, but that has subjected us to higher market value deterioration. We are comfortable now with the portfolio at an average duration of just over five years and should provide ample cash flow to fund expected loan growth.

Looking at our capital position. We finished the quarter at $114.6 million, down 29.7 or 20.6% from the prior year with our equity at asset ratio standing at 8.8%. However, when we exclude the OCCI temporary valuation adjustment of $33.4 million, our equity grew 2.1% from the prior year and would be 11.4% on an equity asset basis, even after over $6 million in stock buyback and $3.3 million in dividends.

We continue to buy back shares in the quarter with 77,326 repurchased and year-to-date, we have repurchased over 300,000 shares or 4.4% of total shares outstanding. We expect to continue our buyback of shares at these current prices funded with organic net income.

Finally, all of our asset quality metrics are staying in the positive and charge-offs continue to be well controlled for both the quarter and year-to-date. Total delinquency levels are just 31 basis points in the quarter and were down from both the linked quarter and the prior year. Currently, our level of allowance to total loans is 1.49%, which is better than the major exchange rated banks from $1 billion to $100 billion by 32%.

I will now turn the call back over to Mark.

Mark Klein

Thank you, Tony. I want to conclude, as we’ve done in prior quarters, acknowledging the dividend announcement we made last week of $0.125 per share, which represents a 27% payout ratio and a dividend yield of 2.94%. Through nine months, our loan growth and higher rates have helped to offset the expected decline that we’ve certainly realized in the residential mortgage arena. Additionally, we continue to feel good about our markets, the pipeline we’ve generated, the product lineup we have, and the prospects for continued balance sheet growth.

Consumer households are strong with lower cost leverage, resulting in a lower overall debt-to-income ratios and robust disposable income fueled by that 3.5% unemployment market. We continue to see positive economic growth absent much stronger Fed resistance should inflation persist.

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SB Financial Group, Inc.
November 2, 2022, 11:00 AM

Now I’ll turn the call back over to Sarah for any questions. Sarah?

QUESTION AND ANSWER

Sarah Mekus

Thank you, and we’re now ready for our first question.

Operator

Thank you. I’ll begin the question and answer session. To ask a question, press star then one on your touch tone phone. Is it a speakerphone? Please pick up your handset before pressing the keys. To withdraw your question, please press star then two. At this time we’ll pause momentarily to assemble the roster.

First question comes from Brian Martin, Janney Montgomery. Please go ahead.

Brian Martin

Good morning, guys. Just a couple for me, just a high level. Just on the mortgage, I guess, whomever maybe Mark, just on -- or Tony, just on your outlook here. I know you talked about kind of the dynamics and some of the lenders you’re looking -- the MLOs you’re looking to bring on. But just as far as how to think about kind of the shift we’ve seen with rates and just a general outlook as far as kind of the volume outlook you’re thinking about here over the next couple of quarters and the gain on sale margins and just kind of sales percentages. Any commentary that you can offer on the forward look here as far as just how to think about mortgage given the changes we’ve seen?.

Mark Klein

Yes. Just a couple of comments, Brian. Obviously, we remain bullish on it. We like the 9,000 households. We probably have 1.5 to maybe 1.6 services per household. So we’re pretty excited about utilizing sales force to deepen that relationship.

That said, as Tony and I both have indicated, sustainable market at 7 is substantially higher than where we were. So we’re doing some of that 5.5 to 6, 6.25 kind of mortgage portfolio product, which is keeping it on our books and this is for potential refinancings. But as I’ve gone record a number of quarters that the variable is not the number. It’s the number of producers. And we just hired two high-level producers in the Indianapolis market, which is going to support our efforts down there.

And that 500 is a number that we’ve concentrated on, albeit substantially less sold in the secondary market because of the product. But that’s where we landed. And again, dropping to 15 million per producer would -- you do the math, that would have us near probably 30 producers, plus or minus. So that’s where we’re headed. And we seem to be finding some of those people because other ones have begun to exit the business line. And Tony, I don’t know what number we have in there for the fourth.

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SB Financial Group, Inc.
November 2, 2022, 11:00 AM

Anthony Cosentino

Yes. So Brian, we’ve got about 260 million through the nine months of originations. We’re going to end up somewhere 300 to 320 for the full year depending on how things go out here in Q4. I would say our 2.25 day on sale yield is going to be pretty static here in Q4, maybe slightly up in ’23. And we’re certainly looking in ’23 to improve on that 3.25 total number by some 6% to 10%. We’ll see how that goes. We think we picked that up from competition falling away as opposed to the overall market improving. We just think we’re going to get a bigger share of what is going to be kind of flat to slightly down market. Clearly, refinance is going to remain at about that 10% to 15% of total volume, we think, through the end of ’23. So we may see some moderation in rate.

Brian Martin

Okay. And I guess your sales percentage, Tony, I guess, are you still comfortable, I guess, just continuing to put it on the books for now? I guess I don’t know where that kind of peaks out as far as how much appetite you have to continue to do that just with the ARM products versus the fixed rate, but is that just -- how to think about we should continue to see that grow?

Anthony Cosentino

Yes. I think that’s really the one unopened question. I think we’re still getting quality clients. I think the ARM product is attractive now because of, I think, the shock impact of a 7% Freddie Mac fixed rate. I do think those rates will come down a bit, and I think people will get more used to it. So do I think we’re going to get back to an 85% to 90% sale percentage? No, I wouldn’t think so in ’23. We’re probably going to inch towards that 70% to 75% because we’re currently kind of in that 60% range, which I think is an anomaly that would be that low long term.

Brian Martin

Okay. That’s perfect. That’s helpful. And so it sounds like there’s plans to hire -- do a fair amount of hiring potentially in ’23 is how to think about that mortgage number. You’ve hired a couple recently, but this is it seems like there’s a good opportunity to continue to add those folks. .

Mark Klein

Well, when I read about quicken and what’s going on in some of these places that have capitalized on the refinance market, we’re really happy that we’ve got the relationships we have run with the realtors we have because a as we pivot to this purchase market, I think that’s going to play well into our cards at what we’ve done with the strong lendership we have. We’re just going to go after the first target we’re going to hire good producers in good markets and again, we’re going to get back to the average that we’re built for. Elsewise, we continue to cut expenses and potentially FTE.

Brian Martin

Yes. Okay. Perfect. And then just -- I guess, kind of two others. Just on the loan growth outlook. I mean, it’s been really good as you guys have outlined, particularly year-to-date. Just how should we think about that with just rates being up? It seems like concerns in the market? Is it -- is the outlook kind of the pipeline for loan growth? Are you seeing kind of leading indicators suggest that slowing? Is it still pretty active? And your outlook is still very positive. Just kind of curious how the Fed actions are impacting your outlook there?

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SB Financial Group, Inc.
November 2, 2022, 11:00 AM

Mark Klein

Yes. I think some of it, Brian, is the fact that we have taken some duration risk in the last year, 1.5 years, and those lower rates have kept people in the deals. Albeit with lower cap rates, which some people have begun to take a little profit off the table with lower cap rates.

But that said, that seems to have stabilized, and we continue to make a lot of calls, as I mentioned, aggressively. As I mentioned, we just hired a higher corporate sales champion that’s going to get in the weeds more with all of our salespeople and all of our business lines and just get a little more intentional with the digital platform we have and the new CRM platform we have. So we take those 9,000 households and take them from 1.6 services per household because they largely came because of the mortgage business line and hopefully expand them into 2 and 3. That’s what we’re going to build organically. But I’m bullish on what we’ve done.

Again, we’re now at Indianapolis market. We started to gain some traction in the commercial arena down there, albeit slow, again, with the slowdown in the Fed stepped on the rates, a number of times, including today. But generally speaking, we’re still seeing good opportunities. And the nice thing is that we’ve got some nice diverse markets that we’re in. I think it’s all playing well into our overall model.

Brian Martin

Okay. And the pipeline today, it sounds like you’re still pretty optimistic about growth for 2023. I mean maybe not at the pace, obviously, you put up this year, but still pretty positive on the potential there.

Mark Klein

I think generally, again, I think the Fed’s moves are going to be data-dependent. And if they can ease off of the breaks here going into ’23, I think that will be positive I think it really depends on how the economy reacts. Car sales are down still. We still got 3.5% unemployment; I don’t know where the people are going to come to the work. But they’ve got some work to do. And if the economy responds well, I think we’re going to continue to find clients that want to lever up a little bit, albeit with a little duration risk on our side.

Brian Martin

That’s helpful. And maybe just -- I don’t know, maybe for Tony on the margin. Tony, just in the margin expansion. Just can you just talk about, I guess, maybe how the margin reacts over the next quarter or so. And just if we do see a pause by the Fed, do the betas continue to kind of at -- the deposit betas continue to kind of catch up? Or maybe you’ve got a couple more quarters of expansion and then you start to see a maybe a little bit of a decline in the margin just as those betas -- deposit betas catch up and kind of overtake the loan beta, but just trying to think about how the margin trends here over the next 2 to 4 quarters?.

Anthony Cosentino

Yes. I think that’s spot on. I think loan data kind of improved by 3x what deposit betas did in the quarter. I would expect we’ll be kind of 1:1 in Q4. We fully expect there to be 75 basis points here this afternoon and maybe one more here of some number and then somewhat a pause. I think it’s really, most of our margin expansion is driven obviously by the loan growth expectations.

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SB Financial Group, Inc.
November 2, 2022, 11:00 AM

I would think in Q4, loans we’re going to have a few payoffs that are going to kind of keep us maybe level to slightly up here in Q4. We did, call it, $100 million on a year-over-year basis with maybe half of that on residential mortgage. I certainly expect as we go forward, residential mortgage as a percentage of our growth is going to drop to call it, 25%, 30%. I don’t think we’ll do as much on portfolio as we have, but the pipelines are good. So I think margin is going to continue to improve in Q4 and in Q1, and then it’s going to be, I think, relatively stable as deposit costs catch up and funding costs cut into that asset margin improvement.

Brian Martin

Okay. And most of the improvement, Tony, it’s a combination of just the assets repricing upward and then just the remix you’re talking about if you’re funding. Sounds like you’re funding most of the growth from the cash flows on the securities portfolio. That’s the plan at this point?.

Anthony Cosentino

Yes. I mean we’re going to have call it, $10 million, $12 million of cash flow in Q4 for the bond portfolio, which we won’t roll over. We’ll just have that to fund loan growth. I still feel fairly good that we can be stable to slightly up on the deposit side, be a little bit higher, obviously, than what we’re currently paying. And I think that mix and the overall growth is a big function in driving margin.

Brian Martin

Got you. Okay. Perfect. And maybe just one last one, just on the expense side. I mean the trends were very favorable this quarter. Just if you -- just given the actions you took on -- just come from an efficiency standpoint and just being a little bit less production of mortgage. But just it sounds like this the rate of expenses this quarter -- level of expenses this quarter appears like a kind of a baseline level where you’re not expecting a lot of growth off that? Is that fair? Or just when you think about next year, the inflationary pressures, if you just -- what’s the best way to think about how to capture some of those drags, if you will, from the inflationary standpoint into the expense base as we look at next year?

Anthony Cosentino

Brian, from the personnel side, we’ve seen a bit of a change in narrative. We’ve filled some open slots, but as you might expect, we’re going to be fairly deliberate as we have eliminated all over time, we’re going to be looking hard at all positions that open up as to whether we refill them, which obviously is the biggest expense on our expense side, which is personnel. So we’re looking at everything as we speak. We know we need to be more efficient.

Our efficiency ratio is not where it needs to be. We try to improve it by improving our scale, which we’re okay with growing median to the upper quartile on growth, which I think we’ve done a nice job on growing the balance sheet. We certainly need to continue to have a concentration on not only the commercial loans, but the C&I and the deposits to come with it through a cure management. That’s going to be a critical piece of our growth because that’s how we’re going to make the margins we need to incrementally expand the average is adding the incremental higher, which is what we’re going to concentrate on. But that said, we continue to remain fairly bullish on where we find ourselves.

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November 2, 2022, 11:00 AM

Brian Martin

Got you. Okay. No, that’s helpful. And I guess just the last one really was just on just the provision line or just reserving going forward with the growth, I guess, has it had handful of quarters here with no provision given the strength of the credit quality and kind of growing into the reserve. As we think about going forward, I guess, should we start to expect some -- I guess is the reserve level now at a level you feel like is sustainable and we’re just provisioning for growth at this point? Is that kind of how to think about it? Or is there still a little bit more recapture on that on the reserve?

Anthony Cosentino

Well, again, we’re pretty bullish on our underwriting process. We’ve had great results. Of course, everybody has in this market, depending on what the Fed does and how the economy racks, I think we’ll dictate a little bit of the path forward. That said, I think we need to continue to consider intimately what we intend to do in 2023, which is probably going to be some increase. We’re pretty content at the 140, 15, down from a 16 or so where we were before. But I would say in ’23, if it’s going to bag a little bit of contribution to the reserve. We’ve never released any, but I’m really pleased that we took the 5.5 million from the goodwill that we realized on the PPP program and stuck it into reserve that’s paying dividends as we speak today. But I do think there will need to be some addressing of the reserve side going into 2023 because we intend to continue to grow.

Brian Martin

Yes. Okay. That makes sense. And -- just you, Mark, you mentioned just your outlook on SBA. It seems a bit more bullish maybe than it has been is -- is that, I guess, kind of -- I guess that’s your expectation, at least you should see a little bit more revenue growth next year out of that business given kind of the trends you’re seeing now? It sounds like the pipeline was as strong as it’s been and maybe I misunderstood your comments, but seem like you’re pretty optimistic there.

Mark Klein

Well, again, we had great traction. And as you know, Brian, 6 years ago -- 7 years ago, we developed a strategy in SBA, we wanted to be in top 100 in the U.S., probably $50 million in 5 years. And in PPP, we hit the pause button, did $112 million of PPP. Now we’re back at 7(a). We love the 7(a) program. As I mentioned, that we’ve got a decent year $6 million so far this year, but we want to get back to the top quartile of banks that do produce SBA in the country. And we think we’ve got the right people out in the market. We think we’re in the right markets.

And again, in this environment where the economy is teetering a little bit, as I mentioned before, we love replacing equity with debt, and we love to enhance that they can give us. The yields are marginally higher. We’re kind of in the driver seat on gathering those deposits. We’re on project-based financing. We don’t get deposits. They’re just project financing. CRE, which doesn’t do anything for the liability side of the balance sheet.

So yes, we’re bullish on SBA. We can make great things coming on that. And we take good care of our producers to do them. So I’d like to get us back to in 2023, more of that $15 million to $20 million at least in our markets because we’ve got great markets and now India gives us even more potential.

12
SB Financial Group, Inc.
November 2, 2022, 11:00 AM

Brian Martin

Right. Okay. Perfect. Thank you guys for taking the questions and nice quarter.

Operator

Thank you, and again, if you have a question, please press star then one.

At this time, we have no further questions. We’ll turn the call back over to Mr. Mark Klein for closing remarks. Please go ahead.

CONCLUSION

Mark Klein

Thank you again. Thanks for joining us. We look forward to joining you all again in January with our fourth quarter of 2022 results. Thanks again for joining. Have a good day. Take care.

Operator

The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.

13
SB Financial Group, Inc.
November 2, 2022, 11:00 AM